UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2013

CLECO CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	1-15759	72-1445282
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

CLECO POWER LLC
(Exact name of registrant as specified in its charter)

Louisiana	1-05663	72-0244480
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers.
On January 9, 2013, Mr. Robert T. Ratcliff, Sr. submitted his resignation from the Board of Directors (the “Board”) of Cleco Corporation (the “Company”). Mr. Ratcliff is the chairman and chief executive officer of The Ratcliff Construction Company, LLC (“Ratcliff Construction”), a company in Alexandria, Louisiana that is primarily engaged in the design and construction of industrial, commercial and governmental facilities.

The Company is renovating certain facilities, including its headquarters in Pineville, Louisiana (the “renovation project”). Mr. Ratcliff resigned from the Board to enable Ratcliff Construction to compete for the renovation project. The Company and Mr. Ratcliff agreed that in order to avoid creating a potential conflict or even an appearance of a conflict, Mr. Ratcliff should resign from the Board before Ratcliff Construction would be allowed to compete for this business with the Company.

Mr. Ratcliff is 70 years old and has served on the Company’s Board for almost twenty years. Given Mr. Ratcliff’s service to the Company, the Board intends to treat his departure as a retirement and waive restrictions on Company stock awarded to him as director compensation. Had Mr. Ratcliff retired in approximately two years at age 72, the mandatory age for director retirement under the Company’s Corporate Governance Guidelines, these restrictions would have lapsed automatically. As a result of the Board’s treatment of his departure as a retirement, Mr. Ratcliff will retain approximately 4,400 shares of Company restricted stock which he would have otherwise forfeited upon his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLECO CORPORATION

Date:January 10, 2013	By: /s/ Terry L. Taylor
Terry L. Taylor
Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLECO POWER LLC

Date:January 10, 2013	By: /s/ Terry L. Taylor
Terry L. Taylor
Controller and Chief Accounting Officer